Civeo Reports Fourth Quarter and Full Year 2022 Results

Highlights:
•Fourth quarter revenues of $162.2 million, net loss of $13.0 million and operating cash flow of $29.4 million;

•Fourth quarter Adjusted EBITDA of $15.1 million and free cash flow of $25.8 million;

•Full year revenues of $697.1 million, net income of $2.2 million and operating cash flow of $91.8 million;

•Full year 2022 Adjusted EBITDA of $112.8 million and free cash flow of $82.6 million;

•Repurchased 40% of its outstanding Class A Series 1 preferred shares in the fourth quarter of 2022, which was the equivalent of approximately 6% of the Company’s fully diluted common shares outstanding at the time of the transaction;

•Following the aforementioned preferred share repurchase and prior to year-end 2022, the remaining balance of preferred shares was converted into common shares, which are now the only class of shares outstanding; and

•Recently announced two five-year contract awards in Australia with expected revenues of approximately A$937 million.

HOUSTON and CALGARY, February 28, 2023 (BUSINESS WIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the fourth quarter and year ended December 31, 2022.

“Despite inflationary headwinds in 2022, Civeo reported strong results. We operated safely while achieving higher revenues and Adjusted EBITDA compared to 2021. We also generated significant free cash flow and substantially reduced our total debt balance as well as our net leverage ratio,” said Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson continued, "We continued to prioritize returning capital to shareholders by repurchasing the equivalent of approximately 1.5 million common shares during 2022. We allocated approximately $45 million of capital, or over 50% of the Company's 2022 free cash flow, to these repurchases. We will continue to evaluate opportunities to return capital to shareholders in 2023 as well as opportunities to deploy capital for both organic and inorganic growth.”
Mr. Dodson added, “Looking forward, we are encouraged by the recent contract awards in Australia with their significant terms and expected occupancy. In both cases, these contract renewals retained Civeo's previous work with the customer and granted us additional locations or additional room commitments, while taking share from competitors.”

Fourth Quarter 2022 Results
In the fourth quarter of 2022, Civeo generated revenues of $162.2 million and reported a net loss of $13.0 million, or $1.31 per diluted share. The loss results in part from $5.7 million in costs associated with impairments on assets in Australia and the U.S. During the fourth quarter of 2022, Civeo produced operating cash flow of $29.4 million, Adjusted EBITDA of $15.1 million and free cash flow of $25.8 million.
By comparison, in the fourth quarter of 2021, Civeo generated revenues of $159.8 million and reported net income of $9.8 million, or $0.58 per diluted share. During the fourth quarter of 2021, Civeo produced operating cash flow of $25.3 million, Adjusted EBITDA of $34.5 million and free cash flow of $26.1 million.
Overall, the decrease in Adjusted EBITDA in the fourth quarter of 2022 compared to 2021 was primarily due to (1) $8.5 million of non-operating items such as the impact of a stronger U.S. dollar relative to the Canadian and Australian dollars, increased stock-based compensation expense due to a higher stock price and larger gains on sales of assets in the fourth quarter of 2021; (2) $3.3 million of customer and insurance settlements which positively impacted the fourth quarter of 2021; (3) a $2.9 million increase in SG&A largely related to higher information technology expenses and professional fees; and (4) approximately $4.7 million of increased operating costs largely driven by inflationary pressures, partially mitigated by increased Australia village occupancy.
Full Year 2022 Results
For the full year 2022, the Company reported revenues of $697.1 million and net income of $2.2 million, or $0.21 loss per share. Adjusted EBITDA for the full year 2022 was $112.8 million. This compared to revenues of $594.5 million and a net loss of $0.6 million, or $0.04 per share, for the full year 2021. Adjusted EBITDA was $109.1 million in 2021. Results for the full year of 2022 reflect the impact of weakened Australian and Canadian dollars relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $38.2 million and $8.1 million, respectively.

The increase in Adjusted EBITDA in 2022 as compared to 2021 was largely driven by Canadian contract camp activity in the first half of 2022, partially offset by the weakened Australian and Canadian dollar.
Business Segment Results
(Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2022 to the results for the fourth quarter of 2021.)
Canada
During the fourth quarter of 2022, the Canada segment generated revenues of $88.0 million, operating loss of $6.1 million and Adjusted EBITDA of $11.8 million, compared to revenues of $92.2 million, operating income of $6.9 million and Adjusted EBITDA of $23.1 million in the fourth quarter of 2021. Results from the fourth quarter of 2022 reflect the impact of a weakened Canadian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $6.9 million and $1.0 million, respectively.
On a constant currency basis, the Canadian segment experienced a 3% period-over-period increase in revenues driven by a 6% year-over-year increase in billed rooms. Despite the increase in billed rooms, Adjusted EBITDA for the Canadian segment decreased year-over-year primarily due to inflationary pressures and certain non-operating items that benefited the fourth quarter of 2021. Operating loss for the fourth quarter of 2022 includes asset impairment charges of $3.8 million.

Australia
During the fourth quarter of 2022, the Australia segment generated revenues of $73.1 million, operating loss of $2.7 million and Adjusted EBITDA of $13.1 million, compared to revenues of $62.3 million, operating income of $2.2 million and Adjusted EBITDA of $13.6 million in the fourth quarter of 2021. Results from the fourth quarter of 2022 reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues and Adjusted EBITDA by $8.0 million and $1.5 million, respectively.

On a constant currency basis, the Australian segment experienced a 30% period-over-period increase in revenues driven by increased integrated services activity and a 12% year-over- year increase in billed rooms. Adjusted EBITDA from the Australian segment increased year-over-year due to increased village occupancy and integrated services activity, partially offset by inflationary pressures throughout the business.

U.S.

The U.S. segment generated revenues of $1.1 million, operating loss of $3.7 million and negative Adjusted EBITDA of $0.4 million in the fourth quarter of 2022, compared to revenues of $5.3 million, operating loss of $3.0 million and Adjusted EBITDA of $3.3 million in the fourth quarter of 2021. The revenue and Adjusted EBITDA decrease was primarily due to a $3.8 million gain on sale of assets from the fourth quarter 2021 sale of our West Permian Lodge and the sale of the segment's offshore and wellsite businesses in the second half of 2022. Operating loss for the fourth quarter of 2022 includes asset impairment charges of $1.9 million.

Financial Condition
As of December 31, 2022, Civeo had total liquidity of approximately $104.1 million, consisting of $96.1 million available under its revolving credit facilities and $8.0 million of cash on hand.
Civeo’s total debt outstanding on December 31, 2022 was $132.0 million, a $5.8 million increase from September 30, 2022 and a $43.1 million decrease from December 31, 2021.
Civeo reported a net leverage ratio of 1.1x as of December 31, 2022.

During 2022, Civeo invested $25.4 million in capital expenditures, up from $15.6 million during 2021. This increase is primarily due to increased maintenance spending on the Company's lodges and villages.

Full Year 2023 Guidance
For the full year of 2023, Civeo expects revenues of $630.0 million to $650.0 million, EBITDA of $85.0 million to $95.0 million and capital expenditures of $25.0 million to $30.0 million.

Conference Call
Civeo will host a conference call to discuss its fourth quarter 2022 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (877) 423-9813 in the United States or (201) 689-8573 internationally and asking for the Civeo call or using the conference ID 13736531#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 13736531#.
About Civeo
Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 26 lodges and villages in Canada, Australia and the U.S., with an aggregate of approximately 28,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements herein include the statements regarding Civeo’s future plans and outlook, including guidance, current trends and liquidity needs, and ability to pay down debt are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity, spending and developments in the Canadian oil sands, the level of demand for coal and other natural resources from, and investments and opportunities in, Australia, and fluctuations or sharp declines in the current and future prices of oil, natural gas, coal, iron ore and other minerals, risks associated with failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts, which may cause those customers to terminate or postpone contracts, risks associated with currency exchange rates, risks associated with the company’s ability to integrate acquisitions, risks associated with labor shortages, risks associated with the development of new projects, including whether such projects will continue in the future, risks associated with the trading price of the company’s common shares, availability and cost of capital, risks associated with general global economic conditions, inflation, global weather conditions, natural disasters, global health concerns, such as the COVID-19 pandemic, and security threats and changes to government and environmental regulations, including climate change, and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Civeo’s most recent annual report on Form 10-K and other reports the company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, free cash flow, net debt, bank-adjusted EBITDA and net leverage ratio are non-GAAP financial measures. See “Non-GAAP Reconciliation” below for definitions and additional information concerning non-GAAP financial measures, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2022	2021	2022	2021

Revenues	$162,193	$159,794	$697,052	$594,463

Costs and expenses:
Cost of sales and services	127,671	117,220	517,063	436,462
Selling, general and administrative expenses	19,390	14,396	69,962	60,600
Depreciation and amortization expense	21,396	20,173	87,214	83,101
Impairment expense	5,721	—	5,721	7,935
Other operating expense (income)	261	191	74	313
	174,439	151,980	680,034	588,411
Operating income (loss)	(12,246)	7,814	17,018	6,052

Interest expense	(3,397)	(3,035)	(11,474)	(12,964)
Loss on extinguishment of debt	—	—	—	(416)
Interest income	24	—	39	2
Other income	859	7,133	5,149	13,199
Income (loss) before income taxes	(14,760)	11,912	10,732	5,873
Income tax benefit (provision)	2,689	(1,022)	(4,402)	(3,376)
Net income (loss)	(12,071)	10,890	6,330	2,497
Less: Net income attributable to noncontrolling interest	627	613	2,333	1,147
Net income (loss) attributable to Civeo Corporation	(12,698)	10,277	3,997	1,350
Less: Dividends attributable to Class A preferred shares	302	485	1,771	1,925
Net income (loss) attributable to Civeo Corporation common shareholders	$(13,000)	$9,792	$2,226	$(575)

Net income (loss) per share attributable to Civeo Corporation common shareholders:
Basic	$(1.31)	$0.59	$(0.21)	$(0.04)
Diluted	$(1.31)	$0.58	$(0.21)	$(0.04)

Weighted average number of common shares outstanding:
Basic	13,835	14,165	14,002	14,232
Diluted	13,835	14,289	14,002	14,232

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2022	December 31, 2021
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$7,954	$6,282
Accounts receivable, net	119,755	114,859
Inventories	6,907	6,468
Assets held for sale	8,653	11,762
Prepaid expenses and other current assets	10,280	17,822
Total current assets	153,549	157,193

Property, plant and equipment, net	301,890	389,996
Goodwill, net	7,672	8,204
Other intangible assets, net	81,747	93,642
Operating lease right-of-use assets	15,722	18,327
Other noncurrent assets	5,604	5,372
Total assets	$566,184	$672,734

Current liabilities:
Accounts payable	$51,087	$49,321
Accrued liabilities	39,211	33,564
Income taxes	178	171
Current portion of long-term debt	28,448	30,576
Deferred revenue	991	18,479
Other current liabilities	8,342	4,807
Total current liabilities	128,257	136,918

Long-term debt	102,505	142,602
Deferred income taxes	4,778	896
Operating lease liabilities	12,771	15,429
Other noncurrent liabilities	14,172	13,778
Total liabilities	262,483	309,623

Shareholders' equity:
Preferred shares	—	61,941
Common shares	—	—
Additional paid-in capital	1,624,512	1,582,442
Accumulated deficit	(930,123)	(912,951)
Treasury stock	(9,063)	(8,050)
Accumulated other comprehensive loss	(385,187)	(361,883)
Total Civeo Corporation shareholders' equity	300,139	361,499
Noncontrolling interest	3,562	1,612
Total shareholders' equity	303,701	363,111
Total liabilities and shareholders' equity	$566,184	$672,734

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	TWELVE MONTHS ENDED DECEMBER 31,
	2022	2021

Cash flows from operating activities:
Net income	$6,330	$2,497
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,214	83,101
Impairment charges	5,721	7,935
Loss on extinguishment of debt	—	416
Deferred income tax expense	4,177	3,070
Non-cash compensation charge	3,787	4,127
Gain on disposals of assets	(4,917)	(6,188)
Provision for loss on receivables, net of recoveries	162	141
Other, net	3,223	2,200
Changes in operating assets and liabilities:
Accounts receivable	(14,447)	(28,131)
Inventories	(1,845)	(526)
Accounts payable and accrued liabilities	12,323	15,435
Taxes payable	5	(28)
Other current assets and liabilities, net	(9,960)	4,485
Net cash flows provided by operating activities	91,773	88,534

Cash flows from investing activities:
Capital expenditures	(25,421)	(15,571)
Proceeds from disposition of property, plant and equipment	16,286	14,306
Other, net	190	559
Net cash flows used in investing activities	(8,945)	(706)

Cash flows from financing activities:
Term loan repayments	(30,442)	(125,483)
Revolving credit borrowings (repayments), net	(3,374)	49,157
Debt issuance costs	—	(4,412)
Repurchases of common shares	(14,209)	(4,649)
Repurchases of preferred shares	(30,553)	—
Other, net	(1,078)	(1,120)
Net cash flows used in financing activities	(79,656)	(86,507)

Effect of exchange rate changes on cash	(1,500)	(1,194)
Net change in cash and cash equivalents	1,672	127

Cash and cash equivalents, beginning of period	6,282	6,155
Cash and cash equivalents, end of period	$7,954	$6,282

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2022	2021	2022	2021
Revenues
Canada	$88,013	$92,155	$395,997	$321,378
Australia	73,098	62,300	278,252	251,074
United States	1,082	5,339	22,803	22,011
Total revenues	$162,193	$159,794	$697,052	$594,463

EBITDA (1)
Canada	$11,803	$23,125	$83,248	$76,326
Australia	9,286	13,570	57,118	48,727
United States	(2,351)	3,283	(1,957)	1,815
Corporate and eliminations	(9,356)	(5,471)	(31,361)	(25,663)
Total EBITDA	$9,382	$34,507	$107,048	$101,205

Adjusted EBITDA (1)
Canada	$11,803	$23,125	$83,248	$76,326
Australia	13,094	13,570	60,926	56,662
United States	(438)	3,283	(44)	1,815
Corporate and eliminations	(9,356)	(5,471)	(31,361)	(25,663)
Total adjusted EBITDA	$15,103	$34,507	$112,769	$109,140

Operating income (loss)
Canada	$(6,058)	$6,892	$17,023	$12,816
Australia	(2,715)	2,230	14,731	7,303
United States	(3,736)	(3,038)	(8,330)	(8,869)
Corporate and eliminations	263	1,730	(6,406)	(5,198)
Total operating income (loss)	$(12,246)	$7,814	$17,018	$6,052

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2022	2021	2022	2021

EBITDA (1)	$9,382	$34,507	$107,048	$101,205
Adjusted EBITDA (1)	$15,103	$34,507	$112,769	$109,140
Free Cash Flow (2)	$25,757	$26,128	$82,638	$87,269
Net Leverage Ratio (3)			1.1x

(1)The term EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is a non-GAAP financial measure that is defined as EBITDA adjusted to exclude certain other unusual or non-operating items. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2022	2021	2022	2021

Net income (loss) attributable to Civeo Corporation	$(12,698)	$10,277	$3,997	$1,350
Income tax provision (benefit)	(2,689)	1,022	4,402	3,376
Depreciation and amortization	21,396	20,173	87,214	83,101
Interest income	(24)	—	(39)	(2)
Loss on extinguishment of debt	—	—	—	416
Interest expense	3,397	3,035	11,474	12,964
EBITDA	$9,382	$34,507	$107,048	$101,205
Adjustments to EBITDA
Impairment of long-lived assets (a)	5,721	—	5,721	7,935
Adjusted EBITDA	$15,103	$34,507	$112,769	$109,140

(a)Relates to asset impairments in the fourth quarter of 2022 and the second quarter of 2021. In the fourth quarter of 2022, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $3.8 million and a pre-tax loss related to the impairment of long-lived assets in our U.S. segment of $1.9 million, which is included in Impairment expense on the unaudited statements of operations.

In the second quarter of 2021, we recorded a pre-tax loss related to the impairment of long-lived assets in our Australian segment of $7.9 million, which is included in Impairment expense on the unaudited statements of operations.

(2)The term Free Cash Flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2022	2021	2022	2021

Net Cash Flows Provided by Operating Activities	$29,401	$25,293	$91,773	$88,534
Capital expenditures	(7,955)	(5,926)	(25,421)	(15,571)
Proceeds from disposition of property, plant and equipment	4,311	6,761	16,286	14,306
Free Cash Flow	$25,757	$26,128	$82,638	$87,269

(3)The term net leverage ratio is a non-GAAP financial measure that is defined as net debt divided by bank-adjusted EBITDA. Net debt, bank-adjusted EBITDA and net leverage ratio are not financial measures under GAAP and should not be considered in isolation from or as a substitute for total debt, net income (loss) or cash flow measures prepared in accordance with GAAP or as a measure of profitability or liquidity. Additionally, net debt, bank-adjusted EBITDA and net leverage ratio may not be comparable to other similarly titled measures of other companies. Civeo has included net debt, bank-adjusted EBITDA and net leverage ratio as a supplemental disclosure because its management believes that this data provides useful information regarding the level of the Company’s indebtedness and its ability to service debt. Additionally, per Civeo’s credit agreement, the Company is required to maintain a net leverage ratio below 3.0x every quarter to remain in compliance with the credit agreement.

The following table sets forth a reconciliation of net debt, bank-adjusted EBITDA and net leverage ratio to the most directly comparable measures of financial performance calculated under GAAP (in thousands) (unaudited):

AS OF DECEMBER 31,
2022

Total debt	$132,037
Less: Cash and cash equivalents	7,954
Net debt	$124,083

Adjusted EBITDA for the twelve months ended December 31, 2022 (a)	$112,769
Adjustments to Adjusted EBITDA
Stock-based compensation	3,787
Interest income	39
Bank-adjusted EBITDA	$116,595

Net leverage ratio (b)	1.1x

(a) See footnote 1 above for reconciliation of Adjusted EBITDA to net income (loss) attributable to Civeo Corporation
(b) Calculated as net debt divided by bank-adjusted EBITDA

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

YEAR ENDING DECEMBER 31, 2023
EBITDA Range (1)	$85.0	$95.0

(1)The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	YEAR ENDING DECEMBER 31, 2023
	(estimated)

Net loss	$(19.5)	$(9.5)
Income tax provision	12.5	12.5
Depreciation and amortization	80.0	80.0
Interest expense	12.0	12.0
EBITDA	$85.0	$95.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2022	2021	2022	2021

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$60,106	$62,726	$279,455	$239,526
Mobile facility rental revenue (2)	23,041	24,616	96,400	62,856
Food and other services revenue (3)	4,866	4,813	20,142	18,996
Total Canadian revenues	$88,013	$92,155	$395,997	$321,378

Costs
Accommodation cost	$48,049	$45,273	$204,592	$170,071
Mobile facility rental cost	15,116	15,009	60,055	38,571
Food and other services cost	4,590	4,167	18,372	16,750
Indirect other cost	2,728	2,529	10,557	10,027
Total Canadian cost of sales and services	$70,483	$66,978	$293,576	$235,419

Average daily rates (4)	$93	$106	$100	$99

Billed rooms (5)	621,991	588,473	2,759,521	2,404,880

Canadian dollar to U.S. dollar	$0.736	$0.794	$0.769	$0.798

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$37,747	$35,776	$152,714	$145,335
Food and other services revenue (3)	35,351	26,524	125,538	105,739
Total Australian revenues	$73,098	$62,300	$278,252	$251,074

Costs
Accommodation cost	$18,260	$18,012	$73,325	$71,550
Food and other services cost	35,121	25,011	119,957	100,469
Indirect other cost	2,024	1,947	7,662	7,123
Total Australian cost of sales and services	$55,405	$44,970	$200,944	$179,142

Average daily rates (4)	$73	$77	$75	$79

Billed rooms (5)	518,925	464,700	2,024,068	1,846,882

Australian dollar to U.S. dollar	$0.657	$0.729	$0.695	$0.752

(1)Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2)Includes revenues related to mobile camps for the periods presented.
(3)Includes revenues related to food service, laundry and water and wastewater treatment services, and facilities management for the periods presented.
(4)Average daily rate is based on billed rooms and accommodation revenue.
(5)Billed rooms represents total billed days for Civeo owned Canadian lodges and Australian villages for the periods presented.

CONTACT:

Carolyn J. Stone

Civeo Corporation
Senior Vice President & Chief Financial Officer
713-510-2400